Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated May 10, 2013
Registration No. 333-187689

Update and Supplement to Preliminary Prospectus

Dated May 6, 2013

This free writing prospectus relates to the initial public offering of common stock of Marketo, Inc. and should be read together with the preliminary prospectus dated May 6, 2013 (the “Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form S-1 relating to the offering of our common stock contemplated therein.  The Registration Statement of which the Preliminary Prospectus is a part may be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1490660/000104746913005541/a2214938zs-1a.htm

References to “Marketo,” “we,” “us” and “our” are used in the manner described in the Preliminary Prospectus. The following information supplements and updates the information contained in the Preliminary Prospectus:

On May 7, 2013, iHance, Inc. sent us a communication alleging that a salesperson email tracking feature in our Marketo Sales Insight application infringed upon certain of iHance’s patents.  While no litigation has been filed to date related to these claims, iHance indicated that such a filing is imminent in the federal district court for the Northern District of California.  We are continuing to evaluate iHance’s claims, but based on the information available to us today, we currently believe that this threat and any related litigation will not be material to us.  However, addressing these claims and any subsequent litigation could cause us to incur significant expenses and costs and, even if we were to prevail, this litigation could be costly and time consuming, could divert the attention of our management and key personnel from our business operations, and may discourage customers from purchasing our solution or renewing their subscriptions.  In addition, as a result of any litigation, we may be required to pay settlement fees or damages, agree to a license to iHance’s patents on terms that are unfavorable to us, or become subject to an injunction that requires us to modify our salesperson email tracking feature. Any of these outcomes could harm our business.  We intend to vigorously defend any litigation related to these claims.

Marketo has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents Marketo has filed with the SEC for more complete information about Marketo and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from Goldman, Sachs & Co. by calling toll-free at (866) 471-2526 or from Credit Suisse Securities (USA) LLC by calling toll-free at (800) 221-1037.